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VOTE THE WHITE PROXY CARD TODAY TO SUPPORT THE NAVIENT BOARD’S RECOMMENDATIONS

April 29, 2019

Dear Fellow Navient Shareholder,

We are writing to let you know that you have a critical decision to make concerning the future of Navient at our upcoming Annual Meeting of Shareholders on June 6, 2019. At this meeting, Navient shareholder Canyon Capital Advisors LLC (together with certain of its affiliates, “Canyon”), a hedge fund which recently made an unsuccessful, inadequate attempt to acquire Navient for $12.50 per share, is trying to gain effective control of the Board of Directors of Navient without paying you and our other shareholders fair value.

Canyon owns approximately 10.5% of the Company's stock, yet it has nominated a slate of four directors for election to the Navient Board. If their slate is elected – when combined with the addition last August of Canyon-recommended director candidate Frederick Arnold – Canyon would have hand-picked 50% of your ten-member Board. Effectively, Canyon would be taking control of the Company without paying you – our shareholders – for that right.

We therefore strongly urge you to support Navient’s slate of director nominees. Simply stated, our nominees are better qualified to oversee the execution of the Company’s strategy and are far better placed to represent the best interest of every Navient shareholder than Canyon’s hand-picked, underqualified nominees.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE

RE-ELECTION OF THE CURRENT BOARD

We believe voting for the current Navient directors nominated for re-election is the best way to protect the future of the Company and the value of your investment in Navient. We are very concerned that Canyon’s attempt to take effective control of the Board would put them in a position to either continue to pursue their inadequate acquisition attempt, or to push Navient to pursue a strategy that creates a significant risk to the value of your stock.

We strongly urge you to vote to re-elect Navient’s entire slate of 10 highly qualified and experienced nominees for the following reasons:

•	If Canyon’s nominees are elected, Canyon would be able to reintroduce their inadequate proposal to acquire the Company to a Board that would be 50% comprised of Canyon’s hand-picked directors

•	If Canyon can’t acquire Navient at the inadequate price they proposed, they may force the Company to pursue a risky strategy that destroys value

•	Canyon’s hand-picked nominees are underqualified

•	Navient has significant business momentum and the right strategy to create long-term, sustainable shareholder value – that is delivering strong results

•	Your Board engaged with Canyon in good faith regarding their attempt to acquire Navient and acted in the best interests of ALL shareholders

•	Navient’s highly-qualified, independent and refreshed Board is committed and best qualified to execute the strategy to drive value creation for all Navient shareholders

IF CANYON’S NOMINEES ARE ELECTED, CANYON WOULD BE ABLE TO REINTRODUCE THEIR INADEQUATE PROPOSAL TO ACQUIRE THE COMPANY TO A BOARD THAT WOULD BE 50% COMPRISED OF CANYON’S HAND-PICKED DIRECTORS

Canyon announced their intent to nominate a slate of directors merely two days after the Navient Board’s unanimous rejection, on February 18, 2019, of a highly conditional, low-premium, unsolicited expression of interest or, in layman’s terms, proposal from Canyon and their partner, Platinum Equity Advisors, LLC (“Platinum”), to acquire Navient for $12.50 per share. This price valued your Company at a premium of only 6.6% over the closing stock price on February 15, 2019, a discount of 2.8% to the one-year volume weighted average price (“VWAP”) of $12.86 per share and a discount of 5.2% to our closing price of $13.18 as of the date of this letter. After consulting with the Company’s financial and legal advisors, the full Navient Board – even Mr. Arnold, the Canyon-recommended director – unanimously determined that Canyon’s proposal substantially undervalued the Company. The Board also determined that the proposal was neither credible nor actionable, particularly given Canyon’s repeated failure to address key financing, litigation and regulatory issues continuously raised by the Board.

It is clear that Canyon is looking to exert a grossly outsized influence on your Board relative to their 10.5% ownership position. Your Board believes that Canyon’s subsequent nomination of four directors, along with their misleading and inaccurate comments about Navient, is an attempt to achieve control of your Company through the nomination process after their failed attempt to acquire Navient at an inadequate price.

We believe that one of Canyon’s motives is to stack the Board with their hand-picked candidates to enable Canyon to pursue their inadequate proposal at some point in the future. Canyon’s self-interests are further evidenced by Canyon’s demand during the settlement discussions that we reimburse them for their fees and expenses related to both this proxy contest and their failed acquisition attempt, including reimbursement of all expenses related to Canyon’s extensive four-month due diligence review, up to a $5 million cap. The demand to reimburse them for expenses incurred during due diligence is highly unusual and in effect asks you to pay their lawyers and bankers for Canyon’s failed attempt to buy the Company, which has delivered no value to you.

IF CANYON CAN’T ACQUIRE NAVIENT AT THE INADEQUATE PRICE THEY PROPOSED, THEY MAY FORCE THE COMPANY TO PURSUE A RISKY STRATEGY THAT DESTROYS VALUE

In the event that Canyon is unable to force through their inadequate acquisition attempt, we believe they intend to propose that Navient pursue a risky, ill-defined alternative strategy that would create significant risks to your investment and deliver less value than our current strategy. Navient’s management is laser focused on reducing costs and has done so successfully, but Canyon is proposing slashing costs in a way that we believe would undermine our successful strategy of maximizing cash flow and returning significant capital to shareholders.

In its report on Navient dated March 22, 2019, Fitch Ratings raised concerns about the potential negative impact Canyon could have on Navient’s strategy, operations and balance sheet if it were to gain additional representation on Navient’s Board.  Fitch indicated that its “Negative Outlook” designation reflects, among other things, Fitch’s concern that Canyon “…publicly expressed a view that runs counter to management's strategic direction with respect to its growth businesses. In addition to being a potential distraction for management, Fitch is concerned that, were Canyon to gain Board seats, it may also seek to accelerate shareholder distributions.”

In our view, there is a significant difference between running a highly regulated, customer-focused service business and Canyon’s strategy of managing the student loan portfolio strictly as a runoff portfolio. We believe Canyon’s approach is likely to lead to reduced servicing quality, higher delinquencies and defaults, lower cash flow, and more intense regulatory scrutiny on the Company.

CANYON’S HAND-PICKED NOMINEES ARE UNDERQUALIFIED

Promptly following Canyon’s director nomination notice, the Nominations and Governance Committee of the Board and certain other Board members interviewed Canyon’s nominees. After careful consideration, the Committee unanimously concluded that all of Canyon’s nominees lacked the requisite experience or qualifications to contribute positively to the Board given their limited experience, if any, in public company governance, financial services, operations, structured finance and in many other relevant areas of expertise necessary to effectively serve Navient’s shareholders.

The Company had previously provided Canyon with a list of experience and qualifications desired for director nominees.

Your Board also believes that Canyon’s hand-picked nominees are being put forward in a self-interested attempt to advance Canyon’s goal to enrich themselves at the expense of you and our other shareholders. Accordingly, the Board determined to recommend against voting for any of Canyon’s nominees.

In an effort to avoid the costs of running an expensive proxy contest and instead reach an amicable resolution, members of the Company’s Board and management engaged in multiple in-person and telephonic conversations with representatives of Canyon and offered to enter into an appropriate standstill and add one of Canyon’s candidates to the Board and to work with Canyon to identify and appoint an additional, mutually agreed-upon candidate, which would have given Canyon input in selecting 3 of our 10 directors, including Mr. Arnold. However, Canyon rejected this highly reasonable offer.

At all times, your Board has acted in the best interest of ALL Navient shareholders and we believe we are far better placed to represent your interests than Canyon’s hand-picked, underqualified nominees.

NAVIENT HAS SIGNIFICANT BUSINESS MOMENTUM AND THE RIGHT STRATEGY TO CREATE LONG-TERM, SUSTAINABLE SHAREHOLDER VALUE—THAT IS DELIVERING STRONG RESULTS

While your Board understands that it needs to continue to focus on improving total shareholder returns, we are overseeing a very effective execution of the Company’s strategy and we are confident that this strategy will generate significant value for ALL Navient shareholders.

Navient has a clear path to creating further significant value. Navient has the expertise, systems and data-driven strategies to create value by maximizing cash flows, originating high-quality loans and growing our fee revenue while continuing to improve operating efficiency. The cash flows we have generated from our education loan portfolio meaningfully exceed initial projections, driven by enhanced financing activity and acquisitions of additional high-performing education loan portfolios.

Since the separation from Sallie Mae in 2014, we have continuously optimized our capital structure and adopted a conservative funding approach that has generated $21 billion in cash flow, $6 billion above original forecasts, and has driven attractive returns on equity. We project that our portfolio will generate an additional $23 billion in cash flow over the next 20 years.

Navient’s strategy of maximizing portfolio cash flows has driven significant returns. We have successfully balanced the need to de-risk the Company’s capital structure to optimize credit ratings with the need to provide shareholders with a market-leading pay-out ratio. For example:

•	We have used over 88% of the excess cash flows generated by operations since June 30, 2014 (which was shortly following our separation from Sallie Mae) to reduce unsecured debt from $17.7 billion to $11.5 billion and to return $3.7 billion in capital to shareholders through share repurchases and dividends. This return of capital to shareholders equates to a 121% total payout ratio, which ranks 2nd among the top 24 KBW Bank Index (BKX) constituents and 7th among the top 68 S&P 500 Financials constituents.

•	Our team continues to be laser focused on maximizing the cash flows from our education loan portfolios, and with a strong capital position, we are targeting a return of nearly $600 million to shareholders in 2019 and a further decrease in unsecured debt.

•	We have used a smaller portion of our cash flow since separation to acquire over $32 billion of Education Loans, including $23.6 billion in Federal Family Education Loan Program acquisitions and $8.7 billion of private education loans. These acquisitions leveraged our scale, data and experience to drive attractive returns and have been overwhelmingly supported by investors.

•	Our acquisitions, including those of Duncan Solutions and Earnest, have leveraged Navient’s core competencies and fixed-cost base while providing additional earnings and strong cash flow generation, with minimal capital investment required post-acquisition.

The Company has a consistent track record of improving operating efficiency and aggressively managing expenses while maintaining a superior customer experience. Since the separation from Sallie Mae in 2014, Navient’s management has reduced operating expense through a reduction in FTEs and by creating a more variable expense structure. In 2018, operating expenses declined by 11% and we delivered a best-in-class efficiency ratio of 47% for the year compared to an average of 59% for the BKX Index. We also launched a new website for our student loan customers and a digital process for income-driven repayment application. These initiatives simplified complex processes and benefitted all stakeholders.

With an optimized capital structure, strong credit quality and best-in-class efficiency ratio, Navient generated a Core Earnings Return on Equity of 15% in 2018, substantially above the KBW Bank Index average of 12%.

Our Company has generated significant momentum as the management team is successfully executing the right strategy to deliver increasing and sustainable value to all shareholders. The changes we have implemented over the past few years have begun to bear fruit. Despite a year-to-date total shareholder return of over 51%, ranking 1st among the BKX Index and 2nd among the S&P 500 Financials, all of us at Navient understand that we still have much more work to do to achieve our objectives and continue creating value for shareholders. Our stock’s performance has been affected in significant part by the Consumer Financial Protection Bureau and State

Attorney General lawsuits, which we believe are without merit. While we have worked tirelessly to keep these lawsuits and inquiries from impacting the operation of the Company, we do recognize that for you, our shareholders, our stock performance has been impacted. We are constantly examining ways to put these lawsuits behind us.

Your Board and management team understand that your decision to vote for Board nominees will be determined by who you believe can deliver greater value to shareholders. Given the collective operational expertise of your current Board and management team, our focus on executing our strategy of maximizing portfolio cash flows, delivering value with new loan originations and business processing solutions and our unwavering commitment to improving operating efficiency and optimizing capital allocation, we believe the Board’s nominees are best positioned to grow Navient and its valuable assets and will drive greater value for ALL shareholders than Canyon’s nominees.

YOUR BOARD ENGAGED WITH CANYON IN GOOD FAITH

REGARDING THEIR ATTEMPT TO ACQUIRE NAVIENT AND ACTED IN THE BEST INTERESTS OF ALL SHAREHOLDERS

Your Board has listened carefully to Canyon—as we do to all shareholders. Last summer, the Board carefully evaluated Canyon’s recommended director candidates and added Mr. Arnold to our Board. Subsequently, when Canyon and Platinum approached us regarding a potential acquisition of the Company, the Board and management team engaged with them in good faith. Indeed, the Company provided Canyon and Platinum with substantial information and data over a four-month period, including nearly a terabyte of data containing anonymized loan-level information regarding the portfolio of education loans owned by the Company and the entire general ledger of the Company. The Company also provided Canyon and Platinum with meaningful access to the Board and management and invested over 2,000 hours of management time in support of Canyon’s and Platinum’s due diligence review of the Company.

During that process, Canyon’s financial advisor communicated an informal price range of $14-$15 per share. The Board informed Canyon’s financial advisor that this price range was low. However, we continued to support Canyon’s and Platinum’s due diligence review under the assumption that they would value the Company above that range and provide details on the key financing, litigation and regulatory issues items that your Board determined were crucial to any evaluation.

Canyon’s highly conditional $12.50 per share proposal substantially undervalued Navient.

Surprisingly, Canyon and Platinum subsequently sent a highly opportunistic low-premium proposal with a price of $12.50 per share. This dramatically undervalued Navient and was an attempt to take advantage of the overall decline in the stock market at the end of 2018. Indeed, the price represented a premium of only 6.6% over the closing stock price on February 15, 2019 and a discount of 2.8% to the one-year VWAP of $12.86 per share.

The initial proposal did not include any explanation of why the price was significantly lower than the $14-15 per share range that had been previously communicated to the Company. At no time have Canyon and Platinum provided any substantive information on what additional due diligence or other conditions would enable them to get to a price above this range. As such, after careful review and consideration in consultation with our financial and legal advisors, the members of the Board, one of whom was recommended by Canyon, unanimously rejected Canyon’s proposal.

Canyon’s proposal had substantial deficiencies with no commitments to resolution.

In addition to having an unacceptably low price, Canyon’s proposal did not meet the criteria of a bona fide proposal that was fully financed and appropriately addressed the outstanding issues that were continuously raised by the Board and management since the start of the engagement. In fact, Canyon repeatedly evaded direct questions relating to their due diligence review and how their proposal would be de-risked, including how Canyon and Platinum would address the change of control provisions in the Company’s outstanding unsecured debt, how they would address the liquidity needs associated with our warehouse financing facilities or whether their proposal would be contingent on addressing the litigation and regulatory matters the Company is facing. These deficiencies raised serious questions about both the credibility of the bidders and their true understanding of Navient and our business.

However, the full Navient Board met with Canyon and their advisors regarding the proposal, opting to remain committed to shareholder engagement. At this meeting, Canyon abruptly notified the Company that they were withdrawing their proposal and indicated their intention to nominate a slate of directors for election at the Annual Meeting.

NAVIENT’S HIGHLY QUALIFIED, INDEPENDENT AND REFRESHED BOARD IS COMMITTED AND BEST QUALIFIED TO EXECUTE THE STRATEGY TO DRIVE VALUE CREATION FOR ALL NAVIENT SHAREHOLDERS

Navient’s world-class, independent and continuously refreshed Board has been instrumental in the development and execution of Navient’s strategy and has extensive experience in financial services and higher education. The Board is comprised of business leaders with expertise in operations, M&A, investments, information security and regulatory matters, along with track records of transforming companies and creating substantial value.

Since 2014, we have added seven new Board members, with two new directors added since 2017, and have implemented a mandatory retirement age and tenure limits for directors, which have given you as shareholders transparency into our past and future efforts to refresh our Board, demonstrating strong governance practices with active oversight of risks, financial reporting, compliance programs, and compensation policies.

In 2018, our Board was recognized by the Forum of Executive Women as a “Champion of Board Diversity” among Philadelphia-area companies and in 2015, received the award for Best Board Diversity Initiative at the NYSE’s Governance, Risk and Compliance Leadership Awards. Our highly qualified and diverse Board is well positioned to oversee the continued successful execution of Navient’s strategy.

VOTE THE ENCLOSED WHITE PROXY CARD TODAY AND DISCARD THE GOLD PROXY CARD IN ORDER TO BLOCK CANYON’S SUBSTANTIALLY UNDERVALUED PROPOSAL

We strongly urge you to vote to re-elect Navient’s entire slate of 10 highly qualified and experienced nominees. Your vote is very important; no matter how many shares you own. Support your Board and your investment by voting the WHITE proxy card TODAY.

Please follow the instructions on the enclosed WHITE proxy card to vote by Internet, telephone or sign, date and return the enclosed WHITE proxy card in the postage-paid envelope provided. Do not return any Gold proxy card you may receive from Canyon.

We thank you for your continued support and we look forward to continuing our engagement with you as we work to deliver substantial shareholder value in the years ahead.

Sincerely,

William M. Diefenderfer, III Chairman of the Board	Jack Remondi President and CEO

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This letter contains “forward-looking statements”, within the meaning of the federal securities laws, about our business and prospects and other information that is based on management’s current expectations as of the date of this letter. Statements that are not historical facts, including statements about the Company’s beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “may,” “could,” “should,” “goal,” or “target.” Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. For Navient, these factors include, among others, the risks and uncertainties associated with increases in financing costs; the availability of financing or limits on our liquidity resulting from disruptions in the capital markets or other factors; unanticipated increases in costs associated with compliance with federal, state or local laws and regulations; changes in the demand for asset management and business processing solutions or other changes in marketplaces in which we compete (including increased competition); changes in accounting standards including but not limited to changes pertaining to loan loss reserves and estimates or other accounting standards that may impact our operations; adverse outcomes in any significant litigation to which the Company is a party; credit risk associated with the Company’s underwriting standards or exposure to third parties, including counterparties to hedging transactions; and changes in the terms of education loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). The Company could also be affected by, among other things: unanticipated repayment trends on loans including prepayments or deferrals in our securitization trusts that could accelerate or delay repayment of the bonds; reductions to our credit ratings, the credit ratings of asset-backed securitizations we sponsor or the credit ratings of the United States of America; failures of our operating systems or infrastructure or those of third-party vendors; risks related to cybersecurity including the potential disruption of our systems or those of our third-party vendors or customers, or potential disclosure of confidential customer information; damage to our reputation resulting from cyber-breaches, litigation, the politicization of student loan servicing or other actions or factors; failure to successfully implement cost-cutting initiatives and adverse effects of such initiatives on our business; failure to adequately integrate acquisitions or realize anticipated benefits from acquisitions including delays or errors in converting portfolio acquisitions to our servicing platform; changes in law and regulations whether new laws or regulations, or new interpretations of existing laws and regulations applicable to any of our businesses or activities or those of our vendors, suppliers or customers; changes in the general interest rate environment, including the availability of any relevant money-market index rate, including LIBOR, or the relationship between the relevant money-market index rate and the rate at which our assets are priced; our ability to successfully effectuate any acquisitions and other strategic initiatives; activities by shareholder activists, including a proxy contest or any unsolicited takeover proposal; changes in general economic conditions; and the other factors that are described in the “Risk Factors” section of Navient’s Annual Report on Form 10-K for the year ended December 31, 2018 and in our other reports filed with the Securities and Exchange Commission. The preparation of the Company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect and actual results could differ materially. All forward-looking statements contained in this letter are qualified by these cautionary statements and are made only as of the date of this letter. The Company does not undertake any obligation to update or revise these forward-looking statements except as required by law.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES

In addition to financial results reported on a GAAP basis, Navient also provides certain performance measures which are non-GAAP financial measures. The following non-GAAP financial measures are presented within this letter:

Core Earnings

The difference between the company’s Core Earnings and its GAAP results is that Core Earnings excludes the impacts of: (1) mark-to-market gains/losses on derivatives and (2) goodwill and acquired intangible asset amortization and impairment. Management uses Core Earnings in making decisions regarding the company’s performance and the allocation of corporate resources and, as a result, our segment results are presented using Core Earnings. In addition, Navient’s equity investors, credit rating agencies and debt capital investors use these Core Earnings measures to monitor the company’s business performance. See “Core Earnings” on page 7 of Exhibit 99.2 of our current report on Form 8-K filed with the SEC on January 22, 2019, for a reconciliation between GAAP net income and Core Earnings.

Notable Items Impacting Total Expenses Compared to Prior Periods1

($ In millions)	Q4 18	Q4 17	2018	2017
Reported Core Earnings Expenses	$256	$289	$997	$995

Restructuring & Reorganization Expenses	$4	$29	$13	$29
Regulatory-Related Expenses	$8	$3	$29	$14
Duncan & Earnest Operating Expenses	$22	$22	$100	$30
3rd Party Transfer Fee	-	-	$9	-
Transition Services Agreement	$7	-	$16	-
Impact of ASC 606	$13	-	$51	-
Reserve Release	-	-	($40)	-

Adjusted Core Earnings Expenses	$202	$235	$819	$922
Year over Year Change in Adjusted Core Earnings Expenses	(14%)		(11%)

1 Items are non-GAAP financial measures. By using these measures, management can make better short-term and long-term decisions related to expense management and allocation.

Differences Between Core Earnings And GAAP

Quarters Ended			Years Ended
Core Earnings adjustments to GAAP: (Dollars in Millions)	Dec. 31, 2018	Dec. 31, 2017	Dec. 31, 2018	Dec. 31, 2017
GAAP net income (loss)	$72	($84)	$395	$292

Net impact of derivative accounting	59	(47)	90	(45)
Net impact of goodwill and acquired intangible assets	8	5	47	23
Net income tax effect	1	(5)	(13)	(19)
Total Core Earnings adjustments to GAAP	68	(47)	124	(41)

Core Earnings net income (loss)	$140	$(131)	$519	$251

Notes on Non-GAAP Financial Measures
(Dollars in Millions)

In addition to financial results reported on a GAAP basis, Navient also provides certain performance measures which are non-GAAP financial measures. The following non-GAAP financial measures are presented within this Presentation:

1.	Core Earnings –The difference between the company’s Core Earnings and its GAAP results is that Core Earnings excludes the impacts of: (1) mark-to-market gains/losses on derivatives and (2) goodwill and acquired intangible asset amortization and impairment. Management uses Core Earnings in making decisions regarding the company’s performance and the allocation of corporate resources and, as a result, our segment results are presented using Core Earnings. In addition, Navient’s equity investors, credit rating agencies and debt capital investors use these Core Earnings measures to monitor the company’s business performance. For further detail and reconciliation, see pages 13-22 of Navient’s fourth-quarter earnings release.

2.	Core Earnings Return on Equity (CEROE) – Core Earnings Return on Equity is calculated as Core Net income, excluding restructuring and regulatory-related expenses, divided by the quarterly average of GAAP equity for the period. This measure allows management, as well as investors and analysts, to measure the company’s use of its equity. The calculation for 2018 is as follows:

Adjusted Core Earnings Net income	=	$552[2]	=	15%
Average Equity		($3,519 + $3,724+ $3,714 + $3,637) / 4

3.	Core Earnings Efficiency Ratio – The Core Earnings Efficiency Ratio measures the company’s Core Earnings Expenses, excluding restructuring and regulatory-related expenses, relative to its Adjusted Core Earnings Revenue. This ratio can be calculated by dividing Core Earnings Expenses, excluding restructuring and regulatory-related expenses, by Adjusted Core Earnings Revenue. Adjusted Core Earnings Revenue is derived by adding provision for loan losses, and excluding gains or loss on debt repurchases, to Total Core Earnings Revenue. This is a useful measure to management as we plan and forecast, as it removes variables that cannot be easily predicted in advance. By using this measure, management can make better short-term and long-term decisions related to expense management and allocation. The calculation for 2018 is as follows:

Adjusted Core Earnings Expense	=	$955[2]	=	47%
Adjusted Core Earnings Revenue		$1,662 + $370 - $9

4.	Tangible Net Asset Ratio (TNA) – The Tangible Net Asset Ratio measures the amount of assets available to retire the Company’s unsecured debt. Management and Navient’s equity investors, credit rating agencies and debt capital investors use this ratio to monitor and make decisions about the appropriate level of unsecured funding. It is measured by dividing Tangible net assets by par unsecured debt. For further detail and reconciliation, see page 23 of Navient’s fourth-quarter earnings release.

5.	Earnings before Interest, Taxes, Depreciation and Amortization Expense (“EBITDA”) – This metric measures the operating performance of the Business Processing segment and is used by management and our equity investors to monitor operating performance and determine the value of those businesses. For further detail and reconciliation, see page 23 of Navient’s fourth-quarter earnings release.

2 Excludes $42 million of restructuring and regulatory costs.